Mueller Industries, Inc. Reports Third Quarter Results

MEMPHIS, Tenn., Oct. 23 /PRNewswire-FirstCall/ --

Quarterly and Year-to-Date Earnings

      Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), today announced the Company's results for the third quarter of 2007. Net income for the third quarter was $31.3 million, or 84 cents per diluted share, which compares with net income of $51.6 million, or $1.38 per diluted share, for the third quarter of fiscal 2006. Net sales for the three months ended September 29, 2007 were $693.7 million, compared with net sales of $636.0 million for the third quarter of 2006. The third quarter of 2007 includes a one-time gain of approximately $8.9 million (pre-tax) pertaining to a copper antitrust litigation settlement.

      Year-to-date, the Company earned $86.6 million, or $2.33 per diluted share, on net sales of $2.08 billion. This compares with net income from continuing operations of $143.7 million, or $3.86 per diluted share, on net sales of $1.97 billion for the same period of 2006.

Financial and Operating Highlights

Regarding the third quarter of 2007, Mr. Karp said:

      -- "The COMEX average price of copper was $3.48 per pound in the third quarter of 2007, which compares with $3.54 per pound in the third quarter of 2006.

      --    "Mueller ended the quarter with $273.2 million in cash.

      -- "Our current ratio remains excellent at 3.0 to 1 and our working capital is $594.3 million.

      -- "Our Plumbing & Refrigeration segment posted operating earnings of $52.3 million on net sales of $397.9 million which compares with operating earnings of $56.9 million on net sales of $426.3 million in the third quarter of 2006. These decreases were primarily attributable to lower selling prices and spreads in copper tube, partially offset by proceeds from the copper antitrust litigation settlement.

      -- "Our OEM segment posted operating earnings of $5.6 million during the third quarter of 2007 on net sales of $302.1 million, which compared with operating earnings of $9.9 million on net sales of $218.4 million for the same period in 2006. The OEM segment posted lower operating earnings primarily due to lower margins in brass rod.

      -- "Capital expenditures during the first nine months of 2007 totaled $22.8 million."

Business Outlook

      Mr. Karp said, "We believe the decline in the housing market is nearing a bottom, and that indicators of a recovery phase will be evident by mid-2008, then gradually pick up momentum. Meanwhile, the commercial-industrial sector of the construction industry has been in an upward trend, having grown by fifteen percent over the year before. Mueller's margins in this sector of our business have historically been good.

      "We have noted that many of our customers have reduced their in-house inventories of our products, in part due to the volatile copper market. However, this means that any improvement in our markets will result in immediate business for Mueller."

      Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes, office buildings, factories, hotels, hospitals, etc.

      Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

                            MUELLER INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                     For the Quarter Ended        For the Nine Months Ended
                                   -------------------------     --------------------------
                                    Sept. 29        Sept. 30      Sept. 29      Sept. 30
                                       2007           2006           2007          2006
                                   -----------    -----------    -----------    -----------
                                           (Unaudited)                  (Unaudited)
Net sales                          $   693,682    $   635,998    $ 2,076,111    $ 1,966,700
Cost of goods sold                     603,219        528,946      1,801,543      1,623,053
                                   -----------    -----------    -----------    -----------
Gross profit                            90,463        107,052        274,568        343,647

Depreciation and amortization           11,582         10,462         33,854         31,033
Selling, general, and
 administrative expense                 36,246         34,787        110,144        109,435
Copper antitrust litigation
 settlement                             (8,865)            --         (8,865)            --
                                   -----------    -----------    -----------    -----------

Operating income                        51,500         61,803        139,435        203,179
Interest expense                        (5,384)        (5,085)       (16,567)       (15,161)
Other income, net                        4,060          1,452         10,938          3,398
                                   -----------    -----------    -----------    -----------

Income before income taxes              50,176         58,170        133,806        191,416
Income tax expense                     (18,852)        (6,591)       (47,171)       (47,722)
                                   -----------    -----------    -----------    -----------
Net income                         $    31,324    $    51,579    $    86,635    $   143,694
                                   ===========    ===========    ===========    ===========

Weighted average shares
 for basic earnings per share           37,075         36,976         37,054         36,853
Effect of dilutive stock options           234            379            185            396
                                   -----------    -----------    -----------    -----------

Adjusted weighted average
 shares for diluted earnings per
 share                                  37,309         37,355         37,239         37,249
                                   -----------    -----------    -----------    -----------

Basic earnings per share           $      0.84    $      1.39    $      2.34    $      3.90
                                   ===========    ===========    ===========    ===========
Diluted earnings per share         $      0.84    $      1.38    $      2.33    $      3.86
                                   ===========    ===========    ===========    ===========

Summary Segment Data:
Net sales:
 Plumbing & Refrigeration
  Segment                          $   397,855    $   426,261    $ 1,223,337    $ 1,364,360
 OEM Segment                           302,122        218,372        868,053        628,472
 Elimination of intersegment sales      (6,295)        (8,635)       (15,279)       (26,132)
                                   -----------    -----------    -----------    -----------
Net sales                          $   693,682    $   635,998    $ 2,076,111    $ 1,966,700
                                   ===========    ===========    ===========    ===========

Operating income:
 Plumbing & Refrigeration
  Segment                          $    52,260    $    56,863    $   130,860    $   179,384
 OEM Segment                             5,609          9,862         29,102         42,326
 Unallocated expenses                   (6,369)        (4,922)       (20,527)       (18,531)
                                   -----------    -----------    -----------    -----------
Operating income                   $    51,500    $    61,803    $   139,435    $   203,179
                                   ===========    ===========    ===========    ===========

                            MUELLER INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                  September 29,     December 30,
                                                      2007               2006
                                                  -------------     ------------
                                                           (Unaudited)
ASSETS
Cash and cash equivalents                           $  273,211      $  200,471
Accounts receivable, net                               351,707         281,679
Inventories                                            231,228         258,647
Other current assets                                    35,669          35,397
                                                    ----------      ----------
    Total current assets                               891,815         776,194

Property, plant, and equipment, net                    320,082         315,064
Other assets                                           189,975         177,649
                                                    ----------      ----------
                                                    $1,401,872      $1,268,907
                                                    ==========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt                   $   33,669      $   35,998
Accounts payable                                       134,569          96,095
Other current liabilities                              129,294         123,426
                                                    ----------      ----------
    Total current liabilities                          297,532         255,519

Long-term debt                                         307,988         308,154
Pension and postretirement liabilities                  45,220          36,599
Environmental reserves                                   9,159           8,907
Deferred income taxes                                   42,030          46,408
Other noncurrent liabilities                             1,995           2,206
                                                    ----------      ----------
    Total liabilities                                  703,924         657,793

Minority interest in subsidiaries                       22,419          22,300

Stockholders' equity                                   675,529         588,814
                                                    ----------      ----------
                                                    $1,401,872      $1,268,907
                                                    ==========      ==========

                            MUELLER INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                    For the Nine Months Ended
                                                  ------------------------------
                                                  September 29,    September 30,
                                                       2007            2006
                                                  -------------    -------------
                                                            (Unaudited)
Operating activities:
Net income                                           $  86,635      $ 143,694
Reconciliation of net income to net cash
 provided by operating activities:
    Depreciation and amortization                       34,107         31,225
    (Gain) loss on disposal of properties               (3,114)         1,913
    Deferred income taxes                               (3,026)       (11,193)
    Share-based compensation expense                     1,975          2,041
    Minority interest in
     subsidiaries, net of dividend paid                   (644)         2,526
    Income tax benefit from exercise
     of stock options                                     (130)        (1,217)
    Gain on sale of equity investment                       --         (1,876)
    Equity in earnings of
     unconsolidated subsidiary                              --           (964)
    Gain on early retirement of debt                        --            (97)
    Changes in assets and liabilities,
     net of businesses acquired:
      Receivables                                      (36,370)       (59,227)
      Inventories                                       57,656        (96,979)
      Other assets                                      (6,103)        (5,340)
      Current liabilities                               13,669         20,755
      Other liabilities                                  3,754          2,770
      Other, net                                        (1,003)        (2,987)
                                                     ---------      ---------

Net cash provided by operating activities              147,406         25,044
                                                     ---------      ---------

Investing activities:
Capital expenditures                                   (22,776)       (32,975)
Acquisition of businesses, net of
 cash received                                         (31,970)         3,632
Proceeds from sales of properties and
 equity investment                                       3,033         23,227
                                                     ---------      ---------
Net cash used in investing activities                  (51,713)        (6,116)
                                                     ---------      ---------

Financing activities:
Issuance of debt by joint venture                        4,506         24,918
Repayments of long-term debt                           (18,273)        (1,922)
Dividends paid                                         (11,117)       (11,073)
Issuance of shares under incentive
 stock option plans from treasury                        1,093          7,116
Proceeds from issuance of debt                              --          1,902
Income tax benefit from exercise
 of stock options                                          130          1,217
Acquisition of treasury stock                              (54)          (570)
                                                     ---------      ---------

Net cash (used in) provided by
 financing activities                                  (23,715)        21,588
                                                     ---------      ---------

Effect of exchange rate changes on cash                    762            262
                                                     ---------      ---------

Increase in cash and cash equivalents                   72,740         40,778
Cash and cash equivalents at the
 beginning of the period                               200,471        129,685
                                                     ---------      ---------
Cash and cash equivalents at the end
 of the period                                       $ 273,211      $ 170,463
                                                     =========      =========